Exhibit 10.3

São Paulo, February 24, 2017

To
CAIXA ECONÔMICA FEDERAL
Avenida Paulista, 1842 - Torre Sul - 2nd Floor, Bela Vista
CEP 01311-200, São Paulo, SP
Att.: Mr. Fernando Ciotti

Ref.:     Waiver and Suspension request regarding Bank Credit Note No. 21.3150.777.0000001-97
Dear Sirs,

According to recent agreements, we refer to the Bank Credit Note No. 21.3150.777.0000001-97 issued on December 8, 2011 by Nextel Telecomunicações Ltda. (“Issuer”), in favor of Caixa Econômica Federal, (“Creditor” and “CCB”, respectively), as amended from time to time. For the purposes of this instrument, the terms defined herein have the same meaning as those assigned to them in the CCB.

The purpose hereof is the request by the Issuer to the Creditor for (A) consent to the Issuer’s breach (“Waiver”) of the obligations addressed in: (1) Clause Twenty Two, item XIII, for guarantees granted in the ordinary course of business, in the amount of up to five million Brazilian reais (R$ 5,000,000.00), in individual or aggregate amounts, related to personal collateral obligations granted to suppliers (non-financial creditors); (2) Clause Twenty Two, item XIII, item (ii), paragraph (b), in an additional amount of one hundred sixty million Brazilian reais (R$ 160,000,000.00) to the amount expressed in the CCB (i.e., in addition to the originally estimated amount of one hundred and fifty million Brazilian reais (R$ 150,000,000.00)), totaling three hundred and ten million Brazilian reais (R$ 310,000,000.00) on an global manner; and (3) Clause Twenty Two, item XX, only in relation to the annual performance measure for the financial year ended December 31, 2016; and (B) temporary suspension ("Suspension") of any CCB collection and/or enforcement measure which may result from any eventual breach of Clause Twenty Two, item “XX” only with respect to the half-yearly performance measure for the six-month period ending on June 30, 2017, complying in all cases with the terms below.

1.	Waiver related to the obligations addressed in Clause Twenty Two, item XIII of the CCB.

Pursuant to the terms of the legislation in force, the granting of a Waiver, on an exceptional basis, by the Creditor, without any penalty to the Issuer for the purposes of:

(a)    breach of the obligations addressed in Clause Twenty Two, item XIII, of the CCB, and the respective authorization to grant guarantees in the ordinary course of business, up to the limit, in individual or aggregate amounts, of five million Brazilian reais (R$ 5,000,000.00), considering such authorization as a new exception to be included within the scope of item (ii) of such clause; and

(b)     breach of the obligations addressed in Clause Twenty Two, item XIII, item (ii), letter (b), of the CCB up to the additional amount of one hundred and sixty million Brazilian reais (R$ 160,000,000.00) to the amount stipulated in the CCB (this is, in addition to the originally estimated amount of one hundred and fifty million Brazilian reais (R$ 150,000,000.00), totaling three hundred and ten million Brazilian reais (R$ 310,000,000.00), considering therefore (i) the amount originally given in guarantee, in a global manner, without any fee increases, as applicable and (ii) such waiver as an authorization to increase the amount that is addressed in paragraph (b) within the scope of said clause.

Furthermore, the limit indicated in item (b) above shall not apply to new judicial deposits and/or guarantees that refer to administrative or judicial procedures that deal with taxes levied on amounts related to monthly subscriptions without deduction of minutes, and such guarantees and/or deposits shall be considered in addition to the above, according to the terms already authorized in the CCB.

2.	Waiver related to the obligations addressed in Clause Twenty Two, item XX of the CCB.

Pursuant to the terms of the legislation in force, the granting of a Waiver, on an exceptional basis, by the Creditor, without any penalty to the Issuer, for the purpose of releasing the Issuer from compliance with the financial index referred to in Clause Twenty Two of the CCB, obtained by dividing the Net Debt by EBITDA, equal to or less than 3.5 (three point five) exclusively in relation to the annual measurement for the financial year ended on December 31, 2016, and equal to or less than 2.5 (two point five) exclusively in relation to the half-yearly measurement for the six-month period ending on June 30, 2017.

3. Suspension of the obligation addressed in Clause Twenty Two, item XX of the CCB.

Pursuant to the terms of the legislation in force, the granting of a Suspension on an exceptional basis, by the Creditor, without any penalty to the Issuer, in order to suspend any potential CCB collection and/or enforcement measure, in the event of a breach by the Issuer of the obligation to comply with the financial index referred to in Clause Twenty Two of the CCB, obtained by dividing the Net Debt by EBITDA, equal to or less than 2.5 (two point five) exclusively with respect to the half-yearly performance measure for the six-month period ending June 30, 2017.

The legal effects of this Waiver, with respect to the obligations described in item (1) and in item (2) above, referring to the annual performance measure for the financial year ended on December 31, 2016 shall be retroactive to the last quarter of 2016, including breaches occurred to this date.

Acceptance of this request shall not constitute novation of the CCB, or modification of the terms and conditions of the credit resulting therefrom.

The Creditor, upon agreeing to this, undertakes to not adopt any measure that seeks the acceleration of the consolidated debt in the CCB on the basis of breach of the aforementioned clauses, provided that the Issuer has not exceeded and/or comes to exceed the limits and amounts expressly authorized in this Waiver and Suspension request and is in full compliance with all the other terms and conditions of the CCB.

The Waivers and Suspension addressed above should be considered together with any waivers previously granted and still in force.

In view of the foregoing and subject to the above terms, if the Creditor agrees with the terms proposed herein, please return the second counterpart of this document executed by the Creditor’s legal representatives in sign of acceptance, which shall be considered irrevocable and irreversible for purposes of the Waiver, Suspension and authorizations hereby requested, pursuant to this instrument.

Additionally, considering that on the date hereof, the Creditor and the Issuer have executed a third amendment to the CCB (“Third Amendment”), the Creditor and the Issuer shall make commercially reasonable efforts to negotiate long term modifications to the debt provided for in the CCB, on terms and conditions to be established between them. Nextel undertakes to notify China Development Bank, which is also a financial creditor of Nextel, of the agreements and arrangements set forth in the Third Amendment to the CCB, and to submit to the Creditors, within thirty (30) days from this date, proof of compliance with this obligation.

Sincerely,

NEXTEL TELECOMUNICAÇÕES LTDA.
Name / Title:

NEXTEL TELECOMUNICAÇÕES S.A.
Name / Title:

This page forms part of the Waiver request dated February 24, 2017 referring to Clause Twenty Two, items XIII and XX of Bank Credit Note No. 21.3150.777.0000001-97.

IN AGREEMENT:

CAIXA ECONÔMICA FEDERAL
Name / Title / Date